Exhibit 10(q)

SALE PARTICIPATION AGREEMENT

(Management Form)

Oncor Electric Delivery Company LLC

November 5, 2008

To:  The Person whose name is

        set forth on the signature page hereof

Dear Sir or Madam:

Concurrently with entering into this letter agreement (this “Agreement”), you are entering into a Management Stockholder’s Agreement (the “Stockholder’s Agreement”) with Oncor Management Investment LLC (the “Company”), a Delaware limited liability company, and Oncor Electric Delivery Company LLC (“Oncor”), a Delaware limited liability company, relating to (i) your acquisition and continued ownership of Class B membership interests of the Company (“Management Units”), (ii) any membership interests in Oncor (including any successor common equity of an IPO Vehicle, “Oncor Units”) you may subsequently receive or acquire in respect of Stock Appreciation Rights, as defined below, pursuant to a distribution made by the Company or otherwise, and/or (iii) the grant by Oncor to you of certain stock appreciation rights each representing the approximate economic equivalent of one Oncor Unit subject to a Base Price equal to the current fair market value of an Oncor Unit on the date of grant as determined by the Board of Directors of Oncor (the “Stock Appreciation Rights”).

Oncor Electric Delivery Holdings Company LLC, a Delaware limited liability company (together with any of its current or future Affiliates that hold a direct interest in Oncor or an IPO Vehicle, other than Oncor Management Investment LLC, “Oncor Holdings”), hereby agrees with you as follows:

1. (a) In the event that at any time on or after a Public Offering of Oncor or an IPO Vehicle (the “Public Entity”), Oncor Holdings proposes to sell directly for cash or any other consideration units or shares of common equity of the Public Entity (“Oncor Units”) owned by Oncor Holdings, in any transaction other than a Public Offering or a sale, directly or indirectly, to an Affiliate of Oncor Holdings, then, unless Oncor Holdings is entitled to and does exercise the drag-along rights pursuant to Paragraph 7 below and a Drag Transaction (as defined below) is consummated, Oncor Holdings will notify you or your Management Stockholder’s Estate, Stockholder’s Estate, Management Stockholder’s Trust or Stockholder’s Trust, as applicable (as such terms are defined in the Stockholder’s Agreement, and collectively with you, the “Stockholder Entities”), as the case may be, in writing (a “Notice”) of such proposed sale (a “Proposed Sale”) specifying the principal terms and conditions of the Proposed Sale (the “Material Terms”) including (A) the number of Oncor Units proposed to be included in the

Proposed Sale, (B) the percentage of the outstanding Oncor Units at the time the Notice is given that is represented by the number of Oncor Units proposed to be included in the Proposed Sale, (C) the price per Oncor Unit subject to the Proposed Sale, including a description of any pricing formulae and of any non-cash consideration, (D) the Sale Percentage (as defined below) of Oncor Holdings and (E) the name and address of the Person to whom Oncor Units are proposed to be sold.

(b) If, within ten (10) Business Days after the delivery of a Notice under Paragraph 1(a), Oncor Holdings and Oncor receive from a Stockholder Entity a written request (a “Request”) to include Oncor Units held by such Stockholder Entity in the Proposed Sale (which Request shall be irrevocable except (A) as set forth in clauses (c) and (d) of this Paragraph 1 below or (B) if otherwise mutually agreed to in writing by the Stockholder Entity and Oncor Holdings), Oncor Units held by such Stockholder Entity (not in any event to exceed the Sale Percentage of Oncor Holdings multiplied by the total number of Oncor Units held by the Stockholder Entity in the aggregate) will be so included as provided herein. Promptly after the execution of the definitive sale agreement, if any, for such Proposed Sale (the “Sale Agreement”), Oncor Holdings will furnish each Stockholder Entity with a copy of the Sale Agreement, if any. For purposes of this Agreement, the “Sale Percentage” shall mean the fraction, expressed as a percentage, determined by dividing the number of Oncor Units to be purchased from Oncor Holdings by the total number of Oncor Units owned directly by Oncor Holdings.

(c) Notwithstanding anything to the contrary contained in this Agreement, if any of the economic terms of the Proposed Sale change, including without limitation if the per unit price will be less than the per unit price disclosed in the Notice, or any of the other principal terms or conditions will be materially less favorable to the selling Stockholder Entities than those described in the Notice, Oncor Holdings will provide written notice thereof to each Stockholder Entity who has made a Request and each such Stockholder Entity will then be given an opportunity to withdraw the offer contained in such holder’s Request (by providing prompt (and in any event within five (5) Business Days; provided that, notwithstanding the foregoing, if the proposed closing with respect to the Proposed Sale is to occur within five (5) Business Days or less, no later than three (3) Business Days prior to such closing) written notice of such withdrawal to Oncor Holdings and Oncor), whereupon such withdrawing Stockholder Entity will be released from all obligations thereunder.

(d) If Oncor Holdings does not complete the Proposed Sale by the end of the 180th day following the date of the effectiveness of the Notice, each selling Stockholder Entity shall be released on and after such date from all obligations under the applicable Request and the Notice of the relevant Stockholder Entity shall be null and void, and it will then be necessary for a separate Notice to be furnished, and the terms and provisions of clauses (a) and (b) of this Paragraph 1 separately complied with, in order to consummate such Proposed Sale pursuant to this Paragraph 1, unless the failure to complete such Proposed Sale resulted from any failure by any selling Stockholder Entity to comply with the terms of this Paragraph 1.

(e) Notwithstanding anything to the contrary in the foregoing provisions of this Paragraph 1, Oncor Holdings may, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon the Proposed Sale and the terms and conditions thereof.

None of the Company, the Public Entity, Oncor Holdings or any of their respective Affiliates shall have any liability to any Stockholder Entity arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such Proposed Sale.

2. (a) If the aggregate number of Oncor Units to be sold by Oncor Holdings together with Oncor Units to be sold by you and all other Persons participating in such sale as tag-along sellers (all such other participants, the “Tag Along Sellers”), exceeds the total number of Oncor Units specified in the Notice to be included in the Proposed Sale, then you and each exercising Tag Along Seller shall each reduce, on a pro rata basis (such pro rata share of ownership calculated by a fraction the numerator of which is the number of Oncor Units owned by you or the Tag Along Seller, as applicable, and the denominator of which is the total number of Oncor Units owned by you, Oncor Holdings and the Tag Along Sellers) the Oncor Units that each otherwise would have sold so as to permit Oncor Holdings, you and the Tag Along Sellers to sell the amount of Oncor Units specified in the Notice.

(b) If one or more Tag Along Sellers elect not to include the maximum number of Oncor Units which such Tag Along Seller would have been permitted to include in a Proposed Sale pursuant to Paragraph 2(a) (such non-included units, the “Eligible Units”), then after Oncor Holdings has sold any additional Oncor Units pursuant to this paragraph, you and each of the remaining Tag Along Sellers will have the right to sell in the Proposed Sale a number of additional Oncor Units equal to your pro rata portion of the number of Eligible Units remaining after such sale of additional units, based on the relative number of Oncor Units then held by you and each such Tag Along Seller. Such additional Oncor Units which you and such Tag Along Seller propose to sell shall not be included in any calculation made pursuant to Paragraph 2(a) for the purpose of determining the number of Oncor Units which you will be permitted to include in a Proposed Sale; provided that, notwithstanding any of the foregoing, Oncor Holdings will have the right to sell in the Proposed Sale additional Oncor Units owned by it equal to the number, if any, of the total remaining Eligible Units, which will not be included in any calculation made pursuant to Paragraph 2(a) for the purpose of determining the number of Oncor Units which you will be permitted to include in a Proposed Sale.

3. Except as may otherwise be provided herein, Oncor Units subject to a Request will be included in a Proposed Sale pursuant hereto and in any agreements with purchasers relating thereto on the same terms and subject to the same conditions applicable to the Oncor Units which Oncor Holdings proposes to sell in the Proposed Sale. Such terms and conditions shall include, without limitation: the sale price; the payment of fees, commissions and expenses; the provision of, and customary representations and warranties as to, information reasonably requested by Oncor Holdings covering matters regarding the Stockholder Entities’ ownership of Oncor Units; and the provision of requisite indemnification; provided that any indemnification provided by the Stockholder Entities shall be pro rata in proportion with the number of Oncor Units to be sold by the Stockholder Entity; provided, further, that no Stockholder Entity shall be required to (x) indemnify any Person for an amount, in the aggregate, in excess of the gross proceeds received in such Proposed Sale, or (y) agree to any non-compete or non-solicit provisions that are more restrictive than such similar agreement between the Public Entity, Oncor Holdings, Oncor, the Company, any other Management Stockholder Employer, if applicable, or their Affiliates and the applicable Stockholder Entity. Notwithstanding anything to the contrary in the foregoing, if the consideration payable for Oncor Units is securities and the acquisition of such securities by a Stockholder Entity would reasonably be expected to be prohibited under U.S., foreign or state securities laws, such Stockholder Entity shall be entitled to receive an amount in cash equal to the value of any such securities such Person would otherwise be entitled to receive.

4. Upon delivering a Request, the Stockholder Entities will, if requested by Oncor Holdings, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to Oncor Holdings with respect to the Oncor Units which are to be sold by the Stockholder Entities pursuant hereto (a “Custody Agreement and Power of Attorney”). The Custody Agreement and Power of Attorney will contain customary provisions and will provide, among other things, that the Stockholder Entities will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates (if such units are certificated) representing such Oncor Units (duly endorsed in blank by the registered owner or owners thereof) and irrevocably appoint said custodian and attorney-in-fact as the Stockholder Entities’ agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on the Stockholder Entities’ behalf with respect to the matters specified therein.

5. Your right pursuant hereto to participate in a Proposed Sale shall be contingent on your material compliance with each of the provisions hereof and your willingness to execute such documents in connection therewith as may be reasonably requested by Oncor Holdings.

6. If the consideration to be paid in exchange for Oncor Units in a Proposed Sale pursuant to Paragraph 1 includes any securities, and the receipt thereof by Oncor Holdings and a Stockholder Entity would require under applicable law (a) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (b) the provision to any selling Stockholder Entity of any information regarding the Public Entity, Oncor Holdings, Energy Future Holdings Corp. or their respective Subsidiaries, such securities or the issuer thereof that would not be required to be delivered in an offering solely to a limited number of “accredited investors” under Regulation D promulgated under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder, Oncor Holdings and such Stockholder Entity shall not, subject to the following sentence, have the right to sell Units in such proposed sale. In such event Oncor Holdings shall have the right to cause to be paid to such selling Stockholder Entity in lieu thereof, against surrender of the Oncor Units which would have otherwise been sold by such selling Stockholder Entity to the prospective buyer in the proposed sale, an amount in cash equal to the Fair Market Value of such Oncor Units as of the date such securities would have been issued in exchange for such Oncor Units.

7. (a) If Oncor Holdings proposes to transfer to any Person, directly or indirectly (whether by means of a merger, consolidation, reorganization or recapitalization, sale, transfer or otherwise), a number of Oncor Units equal to 50% or more of the outstanding Oncor Units (such Person, the “Drag-Along Purchaser”), then if requested by Oncor Holdings, each Stockholder Entity shall be required to sell a number of Oncor Units equal to the aggregate number of Oncor Units held by the Stockholder Entities multiplied by the Sale Percentage (such transaction, a “Drag Transaction”).

(b) Oncor Units held by the Stockholder Entities included in a Drag Transaction will be included in any agreements with the Drag-Along Purchaser relating thereto on the same terms and subject to the same conditions applicable to the Oncor Units which Oncor Holdings proposes to sell in the Drag Transaction. Such terms and conditions shall include, without limitation: the sale price; the payment of fees, commissions and expenses; the provision of, and representation and warranty as to, information reasonably requested by the Drag-Along Purchaser covering matters regarding the Stockholder Entities’ ownership of Oncor Units; and the provision of requisite indemnification; provided that any indemnification provided by the Stockholder Entities shall be pro rata in proportion with the number of Oncor Units to be sold by such Stockholder Entity; provided, further, that the Stockholder Entity shall not be required to (x) indemnify any Person for an amount, in the aggregate, in excess of the gross proceeds received in such Proposed Sale, or (y) agree to any non-compete or non-solicit provisions that are more restrictive than such similar agreement between Oncor, Oncor Holdings, any other Management Stockholder Employer, the Company or their Affiliates and the applicable Stockholder Entity.

(c) Your pro rata share of any amount to be paid pursuant to Paragraph 3 or 7(b) shall be based upon the number of Oncor Units intended to be transferred by the Stockholder Entities.

(d) Notwithstanding anything to the contrary in the foregoing, if the consideration payable to the Stockholder Entities for Oncor Units is securities and the acquisition of such securities by a Stockholder Entity would reasonably be expected to be prohibited under U.S., foreign or state securities laws, such Stockholder Entity shall be entitled to receive an amount in cash equal to the value of any such securities such Person would otherwise be entitled to receive.

8. The obligations of Oncor Holdings hereunder shall extend only to you and your transferees who (a) are party to a Stockholder’s Agreement with the Company or Oncor, as applicable, and (b) have acquired Oncor Units or Stock Appreciation Rights pursuant to clause (ii) of the definition of a Permitted Transfer (as set forth in Section 3(a) of the Stockholder’s Agreement) (such transferees, “Permitted Transferees”), and none of the Stockholder Entities’ successors or assigns, with the exception of any such Permitted Transferee and only with respect to Oncor Units or Stock Appreciation Rights acquired by such Permitted Transferee pursuant to a Permitted Transfer, shall have any rights pursuant hereto.

9. This Agreement shall terminate and be of no further force and effect on the occurrence of the earlier of (A) a Change in Control and (B) the later of (x) October 10, 2012 and (y) the consummation of a Qualified Public Offering of Oncor Units.

10. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party’s address as set forth below or at such other address or to such other person as the party shall have furnished to each other party in writing in accordance with this provision:

If to Oncor Holdings, at the following address:

Oncor Electric Delivery Holdings Company LLC c/o Oncor Electric Delivery Company LLC Energy Plaza 1601 Bryan Street Dallas, Texas 75201-3411
Facsimile:	(214) 486-2067
Attention:	Legal Department, 22nd Floor

with a copy to:

Baker & McKenzie LLP
One Prudential Plaza
130 East Randolph Drive
Chicago, Illinois 60601
Facsimile:	(312) 861-7588
Attention:	James P. O’Brien

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile:	(212) 455-2502
Attention:	Alvin H. Brown
Andrew W. Smith

If to you, to you at the address set forth on the signature page hereto;

If to a Stockholder Entity, to the address provided to Oncor Holdings by such entity in writing.

11. In determining the applicable ownership thresholds and ownership percentages referenced in the Paragraphs above, appropriate adjustments shall be made for any stock or unit dividends, splits, combinations, recapitalizations or any other adjustment in the number of outstanding Oncor Units, as applicable, in order to maintain, as nearly as practicable, the intended operation of the provisions herein.

12. The laws of the State of Texas shall govern the interpretation, validity and performance of the terms of this Agreement. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place in Dallas, Texas. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator; provided that if the Stockholder Entity substantially prevails on any of his or her substantive legal claims, Oncor Holdings shall reimburse all legal fees and arbitration fees incurred by the Stockholder Entity to arbitrate the dispute. Each party hereto hereby irrevocably waives any right that it may have had to bring an action in any court, domestic or foreign, or before any similar domestic or foreign authority with respect to this Agreement.

13. This Agreement may be executed in counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

14. This Agreement may be amended by Oncor Holdings at any time upon notice to a Stockholder Entity thereof; provided that any amendment (i) that materially disadvantages a Stockholder Entity, shall not be effective unless and until such Stockholder Entity has consented thereto in writing and (ii) that disadvantages a Stockholder Entity in more than a de minimis way but less than a material way shall require the consent of the holders of a majority of the equity interests held by such Stockholder Entities.

15. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Stockholder’s Agreement.

[Signatures on following pages]

If the foregoing accurately sets forth our agreement, please acknowledge your acceptance thereof in the space provided below for that purpose.

Very truly yours,

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

By:
Name:
Title:

Accepted and agreed as of the date first written above.

Name:

Address:

[Signature page to Sale Participation Agreement]